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As filed with the Securities and Exchange Commission on November 7, 2006

No. 333-136913

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 5 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHYSICIANS FORMULA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	2844 (Primary Standard Industrial Classification Code Number)	20-0340099 (I.R.S. Employer Identification No.)

1055 West 8th Street
Azusa, California 91702
Telephone: (626) 334-3395
Telecopy: (626) 812-9462
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph J. Jaeger
Chief Financial Officer
Physicians Formula Holdings, Inc.
1055 West 8th Street
Azusa, California 91702
Telephone: (626) 334-3395
Telecopy: (626) 334-8008
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
James S. Rowe Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 (312) 861-2000	Thomas R. Brome Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common stock, par value $0.01 per share	7,187,500	$17.00	$122,187,500	$13,074 (3)

(1)
Includes 937,500 shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)
Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        This Amendment No. 5 to the Registrant's Registration Statement on Form S-1 (Commission File No. 333-136913) is being filed solely for the purpose of filing Exhibits 1.1, 4.1 and 10.1 thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following is a statement of estimated expenses, to be paid solely by the Registrant, of the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	$13,074
NASD filing fee	12,000
NASDAQ Global Select Market filing fee	100,000
Printing expenses	250,000
Accounting fees and expenses	800,000
Transfer agents fees and expenses	13,500
Legal fees and expenses	1,116,000
Miscellaneous expenses	218,231

Total	$2,522,805

Item 14.    Indemnification of Directors and Officers.

        The Registrant is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the "DGCL"), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        The Registrant's certificate of incorporation will provide that, to the fullest extent permitted by the DGCL and except as otherwise provided in its by-laws, none of the Registrant's directors shall be liable to it or its stockholders for monetary damages for a breach of fiduciary duty. In addition, the Registrant's certificate of incorporation will provide for indemnification of any person who was or is made or threatened to be made a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of the Registrant, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, to the fullest extent authorized under the DGCL against all expenses, liabilities and losses reasonably incurred by such person. Further, all of the directors and officers of the Registrant are covered by insurance policies maintained and held in effect by the Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. Pursuant to director indemnification agreements with each of our directors, the Registrant has agreed to indemnify each of them if any of them are made party to or threatened to be made party to any proceeding, by reason of their status as a director or in any capacity with respect to any employee benefit plan of the Registrant, subject to certain exceptions.

Item 15.    Recent Sales of Unregistered Securities.

        During the last three years, the Registrant has issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act. No underwriters were involved in any of the below-referenced sales of securities.

        During the last three years, the Registrant has issued the following securities without registration under the Securities Act of 1933:

(1)
In November 2003, the Registrant issued an aggregate of 10,023,750 shares of common stock for an aggregate purchase price of $1,002,375 to entities affiliated with Summit Partners, Pierre Fabre, Ingrid Jackel and Jeff Rogers.

(2)
In November 2003, the Registrant issued an aggregate of 37,432.71 shares of Series A preferred stock for an aggregate purchase price of $37,432,710 to entities affiliated with Summit Partners, Pierre Fabre, Ingrid Jackel and Jeff Rogers.

(3)
In November 2003, the Registrant issued subordinated notes due November 3, 2008, for an aggregate purchase price of $12,284,235 to entities affiliated with Summit Partners, Pierre Fabre, Ingrid Jackel and Jeff Rogers.

(4)
In December 2005, the Registrant issued senior subordinated notes due December 16, 2012, for an aggregate purchase price of $22,885,000 to Madison Capital Funding LLC and Union BanCal Equities, Inc.

        The sales of the above securities were exempt from registration under Regulation D of the Securities Act for private offerings. All recipients were either accredited or sophisticated investors. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

(5)
In November 2003, the Registrant issued 625,000 options to purchase shares of common stock to Ingrid Jackel, 625,000 options to purchase shares of common stock to Jeff Rogers and 28,000 options to purchase shares of common stock to Andre Pieters. The exercise price of the options was $0.10 per share.

(6)
In January 2004, the Registrant issued an aggregate of 140,000 options to purchase shares of common stock to Mike Carter, Vivian Durra, Kevin Jacobson, Debra Green, Debbie Johnson, Rae Kearney, Rick Kirchhoff, JoEllen Scasino, Manuel Scates and Jennifer Sharp. The exercise price of the options was $0.10 per share.

(7)
In March 2004, the Registrant issued 150,000 options to purchase shares of common stock to Joseph J. Jaeger. The exercise price of the options was $0.10 per share.

(8)
In January 2005, the Registrant issued an aggregate of 37,000 options to purchase shares of common stock to Leslie H. Keegan, Louis T. Lembo, Martha Everhart, Vida Naranjo, Melisa K. Firedl, Barbara Ocampo-Victorio, Khristen A. Nicholas and Delphine F. Bodin. The exercise price of the options was $0.25 per share.

(9)
In April 2005, the Registrant issued 28,000 shares of common stock to Andre Pieters upon exercise of such individual's options to purchase shares of common stock. The exercise price of the options was $0.10 per share.

(10)
In January 2006, the Registrant issued 166,666 shares of common stock to Ingrid Jackel, 166,000 shares of common stock to Jeff Rogers and 18,750 shares of common stock to Joseph J. Jaeger upon exercise of such individuals' options to purchase shares of common stock. The exercise price of the options was $0.10 per share.

(11)
In March 2006, the Registrant issued 18,750 shares of common stock to Joseph J. Jaeger upon exercise of such individual's options to purchase shares of common stock. The exercise price of the options was $0.10 per share.

        The sales of the above securities were exempt from registration under Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation. The Registrant was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and was not an investment company registered under the Investment Company Act of 1940 at the time of issuance. The aggregate sales price or amount of securities sold during any consecutive 12-month period did not exceed $1.0 million. All recipients were employees of the Registrant, and the options were granted pursuant to the Registrant's 2003 Stock Option Plan.

Item 16.    Exhibits and Financial Statement Schedules.

Exhibits.

        The attached Exhibit Index is incorporated by reference herein.

Financial Statement Schedules.

        All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Azusa, State of California, on November 7, 2006.

PHYSICIANS FORMULA HOLDINGS, INC.
By:	*
Name: Ingrid Jackel
Title: Chief Executive Officer

* * * * *

        Pursuant to the requirements of the Securities Act, this Amendment No. 5 to Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on November 7, 2006.

Signature	Title

* Ingrid Jackel	Chief Executive Officer and Director (principal executive officer)
/s/ JOSEPH J. JAEGER Joseph J. Jaeger	Chief Financial Officer (principal financial and accounting officer)
* Sonya T. Brown	Director
* Craig D. Frances	Director
* Claude Gros	Director
* Walter G. Kortschak	Director
* James A. Lawrence	Director

*
The undersigned, by signing his name hereto, does sign and execute this Amendment No. 5 to Registration Statement on Form S-1 pursuant to the Power of Attorney executed by the above-named officers and directors of Physicians Formula Holdings, Inc. and previously filed with the Securities and Exchange Commission.

/s/ JOSEPH J. JAEGER Joseph J. Jaeger Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Documents
1.1	Form of Underwriting Agreement.
2.1	Stock Purchase Agreement, dated as of November 3, 2003, by and among the Registrant, Pierre Fabre Dermo-Cosmetique, S.A., Pierre Fabre, S.A., Pierre Fabre, Inc. and PFI Acquisition Group.**
3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant.**
3.2	Form of Amended and Restated By-laws of the Registrant.**
4.1	Specimen Common Stock Certificate.
5.1	Opinion of Kirkland & Ellis LLP.*
10.1	Form of Senior Credit Agreement.
10.2	Stock Purchase Agreement, dated as of November 3, 2003, by and among the Registrant and the investors on the signature pages thereto.**
10.3	Management Services Agreement and Confidentiality Addendum, dated as of November 3, 2003, by and among Physicians Formula, Inc., Rene Futurer Inc. and Pierre Fabre Dermo-Cosmetique, S.A.**
10.4	Manufacturing Agreement and License and Confidentiality Addendum, dated as of November 3, 2003, by and between Physicians Formula, Inc. and Pierre Fabre Dermo-Cosmetique, S.A.**
10.5	Distribution Services Agreement and Confidentiality Addendum, dated as of November 3, 2003, by and among Physicians Formula, Inc., Rene Futurer Inc. and PFDC Holdings, Inc.**
10.6	Stockholders Agreement, dated as of November 3, 2003, by and among the Registrant and the persons on the signature pages thereto.**
10.7	Registration Agreement, dated as of November 3, 2003, by and among the Registrant and the persons on the signature pages thereto.**
10.8	Confidentiality Agreement, dated as of November 3, 2003, by and between the Registrant and Claude Gros.**
10.9	Employment Agreement, dated as of November 3, 2003, by and between the Registrant and Ingrid Jackel.**
10.10	Employment Agreement, dated as of November 3, 2003, by and between the Registrant and Jeff Rogers.**
10.11	Employment Agreement, dated as of March 8, 2004, by and between the Registrant and Joseph J. Jaeger.**
10.12	2003 Stock Option Plan.**
10.13	2006 Equity Incentive Plan.**
10.14	Stock Option Agreement (Time Vesting), dated as of November 3, 2003, by and between the Registrant and Ingrid Jackel.**
10.15	Stock Option Agreement (Time Vesting), dated as of November 3, 2003, by and between the Registrant and Jeff Rogers.**

10.16	Form of Amended Stock Option Agreement (Qualified Sale) by and between the Registrant and Ingrid Jackel.**
10.17	Form of Amended Stock Option Agreement (Qualified Sale) by and between the Registrant and Jeff Rogers.**
10.18	Stock Option Agreement (Time Vesting), dated as of March 8, 2004, by and between the Registrant and Joseph J. Jaeger.**
10.19	Form of Amended Stock Option Agreement (Qualified Sale) by and between the Registrant and Joseph J. Jaeger.**
10.20	Form of Amended Bonus Potential Letter by Physicians Formula, Inc. in favor of Joseph J. Jaeger.**
10.21	Protection of Trade Secrets, Nonsolicitation and Confidentiality Agreement, dated as of November 3, 2003, by and between Physicians Formula, Inc. and Ingrid Jackel.**
10.22	Protection of Trade Secrets, Nonsolicitation and Confidentiality Agreement, dated as of November 3, 2003, by and between Physicians Formula, Inc. and Jeff Rogers.**
10.23	Protection of Trade Secrets, Nonsolicitation and Confidentiality Agreement, dated as of March 8, 2004, by and between Physicians Formula, Inc. and Joseph J. Jaeger.**
10.24	Executive Stock Purchase Agreement, dated as of November 3, 2003, by and between the Registrant and Ingrid Jackel.**
10.25	Executive Stock Purchase Agreement, dated as of November 3, 2003, by and between the Registrant and Jeff Rogers.**
10.26	Letter Agreement, dated as of November 3, 2003, by and between Physicians Formula, Inc. and Pierre Fabre Dermo-Costometique.**
10.27	Contingent Trade Secret License Agreement, dated as of November 3, 2003, by and between Physicians Formula, Inc. and Pierre Fabre Dermo-Cosmetique, S.A.**
10.28	2005 Nonqualified Deferred Compensation Plan, effective as of January 1, 2005.**
10.29	Nonqualified Deferred Compensation Plan, effective as of December 1, 1999.**
10.30	Settlement Agreement, dated as of June 7, 2006, among Physicians Formula, Inc., the registrant and Pierre Fabre Dermo-Cosmetique, S.A.**
10.31	Form of director indemnification agreement.**
10.32	Form of option award agreement for awards under 2006 Equity Incentive Plan.**
10.33	Form of restricted stock agreement for awards under 2006 Equity Incentive Plan.**
21.1	Subsidiaries of the Registrant.**
23.1	Consent of Deloitte & Touche LLP.**
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1*).
24.1	Power of Attorney (included in signature page**).
24.2	Power of Attorney of James A. Lawrence.**

*
To be filed by amendment.

**
Previously filed.

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CALCULATION OF REGISTRATION FEE
Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX